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                                                                    EXHIBIT 12.1


                              AVONDALE INCORPORATED
              STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS
                                TO FIXED CHARGES
                      (AMOUNTS IN MILLIONS, EXCEPT RATIOS)



                                                             Fiscal Years Ended
                                              1995        1996        1997        1998        1999
                                           ---------   ---------   ---------   ---------   ---------
 Fixed Charges:
   Interest expense                        $    14.3   $    18.5   $    26.2   $    23.3   $    23.0
   Discount and expenses on sale of
      accounts receivable                         --         3.7         6.6         7.3         5.6
   Amortization of debt issuance costs            --          .9         1.1         1.1         1.1
                                           ---------   ---------   ---------   ---------   ---------
     Fixed Charges                         $    14.3   $    23.1   $    33.9   $    31.7   $    29.7
                                           =========   =========   =========   =========   =========

 Earnings
   Pretax income before
       extraordinary item                  $    34.0   $    22.7   $    37.9   $    55.4   $    16.3
   Fixed charges                                14.3        23.1        33.9        31.7        29.7
                                           ---------   ---------   ---------   ---------   ---------
       Earnings                            $    48.3   $    45.8   $    71.8        87.1        46.0
                                           =========   =========   =========   =========   =========

 Ratio of Earnings to Fixed Charges              3.4x        2.0x        2.1x        2.8x        1.5x

                                                                   SCHEDULE  II

                              AVONDALE INCORPORATED

                    CONSOLIDATED FINANCIAL STATEMENT SCHEDULE
                VALUATION AND QUALIFYING ACCOUNTS (in thousands)


                                                                         CHARGED                      (B)
                                                           BALANCE AT   TO COSTS                     BALANCE
                                                            BEGINNING     AND          (A)          AT END OF
                                   DESCRIPTION               PERIOD     EARNINGS    DEDUCTIONS        PERIOD
                                   -----------               ------     --------    ----------        ------
Year Ended August 29, 1997      Allowance for doubtful      $ 11,160     $ 3,473     $ (1,550)       $ 13,083
                                accounts
Year Ended August 28, 1998      Allowance for doubtful        13,083       1,532       (7,572)          7,043
                                accounts
Year Ended August 27, 1999      Allowance for doubtful         7,043       1,464         (857)          7,650
                                accounts




------------------------------------------

(A) Deductions represent customer account balances written off during the period.

(B) At August 29, 1997, August 28, 1998, and August 27, 1999, the Balance at end of period includes $7,565, $4,510, and $5,035 respectively, related to accounts receivable sold. These amounts are included in other accrued expenses in the Consolidated Balance Sheets.